Exhibit 99.1

Northwest Bancorp, Inc. 100 Liberty Street Warren, Pennsylvania 16365	Penn Laurel Financial Corp 426 State Street Curwensville, Pennsylvania 16833

FOR IMMEDIATE RELEASE

January 5, 2007

CONTACTS: William J. Wagner President and CEO Northwest Bancorp, Inc. Warren, Pennsylvania TEL: (814) 726-2140	Wesley Weymers President and CEO Penn Laurel Financial Corp. Curwensville, Pennsylvania TEL: (814) 791-4503
NORTHWEST BANCORP, INC. TO ACQUIRE PENN LAUREL FINANCIAL
     Warren, Pennsylvania and Curwensville, Pennsylvania. January 5, 2007. Northwest Bancorp, Inc. (Nasdaq: NWSB), the holding company for Northwest Savings Bank, and Penn Laurel Financial Corporation (OTCBB: PELA), the holding company for CSB Bank, announced jointly today that they have entered into a definitive agreement whereby Northwest Bancorp, Inc. and Northwest Savings Bank would acquire Penn Laurel and CSB Bank. The agreement provides that the shareholders of Penn Laurel will receive $31.00 in cash for each of their shares. Holders of options will receive in cash, the difference between $31.00 and the exercise price. The total value of the transaction is $32.7 million. The transaction is expected to be completed in the second calendar quarter of 2007 and is subject to the approval of the shareholders of Penn Laurel Financial Corporation and state and federal regulatory authorities.
     Wesley M. Weymers, President and CEO of Penn Laurel, stated, “We are extremely excited with the prospect of becoming part of the Northwest Bancorp team. Northwest has developed a superb reputation in the industry as a community banking organization that delivers quality products and services to its customers. We hope to leverage these strengths and the added resources that Northwest will bring to our market to better serve and greatly expand our customer base in north central Pennsylvania.”
     William J. Wagner, President and CEO of Northwest Bancorp Inc., stated, “We are pleased to announce the merger with Penn Laurel Financial Corporation and the expansion of our network in north central Pennsylvania. Penn Laurel is a very well- managed financial institution with a history of exceeding its customers’ expectations while remaining a good corporate citizen in the communities it serves.” Wagner added “Penn Laurel has historically maintained strong levels of net interest income and fee income which results from its emphasis on funding commercial loans with core deposits. When these components of income are combined with the significant synergies we expect to realize from this in—market merger, we anticipate the addition of Penn Laurel will be accretive to return-on-assets, return-on-equity and earnings per share. In addition, our combined network of offices in Clearfield and Elk Counties will give us significant market share in north central Pennsylvania.”
     Founded in 1896 and headquartered in Warren, Pennsylvania, Northwest Bancorp Inc. has assets of $6.5 billion and currently operates 160 community banking facilities in Pennsylvania, Maryland, New York, Ohio and Florida. Northwest operates one location in Clearfield County in the city of Clearfield and seven locations in Elk County in the communities of St. Marys (2), Johnsonburg (2), Ridgway (2) and Weedville. It is a full-service financial institution which features retail and commercial banking products as well as trust and investment management services.
     Founded in 1924, Penn Laurel Financial Corporation had assets of $231 million and shareholders’ equity of $19.8 million as of September 30, 2006. It operates four full-service banking facilities in the Clearfield County communities of Curwensville, Clearfield, Coalport and DuBois and one in Elk County in the city of St. Marys.
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The news release contains certain forward-looking statements about the proposed merger of Northwest and Penn Laurel Financial Corporation. Forward-looking statements can be identified by the fact they may include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend”, or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may”. These forward-looking statements are based upon the current beliefs and expectations of Northwest’s and Penn Laurel Financial Corporation’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the companies’ control. Certain factors that could cause actual results to differ materially from expected include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Northwest and Penn Laurel Financial Corporation, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Northwest and Penn Laurel Financial Corporation are engaged, changes in the securities markets, and other factors. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. Northwest and Penn Laurel Financial Corporation do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.